EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Exercises Its Option to Purchase Patented Claims at South Eureka, Nevada

Coeur d’Alene, Idaho – March 14, 2012 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) announced today that it has exercised its option to purchase 19 patented claims covering 211 acres on the Windfall and Oswego Structural Trends at its 23-square mile South Eureka property near Eureka, Nevada.

The South Eureka property is located on the south end of Nevada's prolific Battle Mountain - Eureka Trend, along strike and a few miles south of Barrick Gold's two-million ounce Archimedes / Ruby Hill mine. It includes the advanced-stage Lookout Mountain Project along with a pipeline of earlier-stage projects along three extensive north-south trending mineralized structures:

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The eastern-most Windfall Structural Trend includes historic, non-compliant, gold mineral estimates and has a gold production history exceeding 100,000 ounces across several zones. This strategic claim purchase provides an initial target for further exploration in the Windfall zone of approximately 200,000 to 250,000 ounces of gold at a grade of approximately 0.024 to 0.027 ounces of gold per ton (opt) (0.82 to 0.93 grams per tonne) (g/t) and significant exploration upside potential both on the patents and along the larger Windfall Structure.

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The Oswego Structural Trend (between Lookout and Windfall) has seen relatively little exploration activity, but soil and rock geochemical sampling has demonstrated broad zones of anomalous gold mineralization over a 2.5 to 3 mile (4.5 to 4.8 kilometre) strike length. The newly-acquired Oswego patents are also especially valuable and developmentally strategic due to their central location along the Oswego structure and within the South Eureka property.

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The western-most Lookout Mountain Structural Trend has been Timberline’s exploration focus since acquiring the property package in mid-2010. An updated NI 43-101 resource estimate for Lookout Mountain is expected shortly, incorporating the 2011 drill results, and is expected to expand the previously announced Measured and Indicated resource estimate(1) of 286,000 ounces of gold and the Inferred resource estimate(1) of 206,000 ounces of gold.

Please go to http://timberline-resources.com/main.php?page=194 to view a map of Timberline’s entire South Eureka property.

Paul Dircksen, Timberline’s President and CEO said, “We are very pleased to exercise this option at South Eureka. We believe that we have acquired a substantial exploration target with excellent blue-sky potential for the equivalent of a few dollars per gold ounce. While we recognize the early nature of our estimated targets at Windfall, we are confident that our project team has a solid understanding of the local controls to gold mineralization and we plan to advance these targets into compliant resources. The purchase of these patents also provides continuity of our South Eureka package and will facilitate our environmental and permitting efforts. This acquisition further demonstrates our commitment to develop South Eureka at Lookout Mountain and several other project areas within the greater South Eureka district.”

The initial target estimates on the Windfall patents are based on a significant data package acquired by Timberline in 2011 that included all historic drill data, assays, and logs completed from the late-1960s to 1988 when gold was last produced there. The data package allowed the completion of target estimates and exploration planning by filling many of the considerable gaps in previous exploration data.  In addition to this historic drilling, twenty additional holes were drilled by Staccato Gold and Timberline between 2008 and 2011, providing up to 700 feet of down dip controls on geology and mineralization.  Deeper drilling on the Windfall patents is limited to twelve to fourteen widely spaced holes.

Additional drilling within the identified target zone is likely to add more ounces to the estimated mineralization and to bring the estimated gold within the Windfall patents into NI 43-101 compliance.

In addition to exploration potential within and adjacent to the Windfall patents, there is also significant exploration potential outside the patented claims, particularly on Hoosac Mountain and on the southern strike of the Windfall Fault along Hamburg Ridge.  Both areas contain significant drill-indicated gold mineralization which, with additional drilling, will likely augment gold resources on the Windfall trend.

The management target estimates of the potential quantity and grade of the mineralization in the Windfall zone of the South Eureka property were determined based on drill results and geologic modeling using a grade shell with a 0.01 opt (0.34 g/t) cut-off and based on a cross sectional geologic interpretation covering the extents of the Windfall fault zone, a strike length of approximately 8,500 feet with a down dip extent of 1,400 feet.  A block model was established covering the length of the shell and gold grades were estimated within the shell using 10-foot down hole composites.  The composites were created using drill hole assay data from holes intersecting the shell.  The ounces represent an estimate of ounces currently in the ground, with previously-mined ounces removed.  The target estimates are conceptual in nature, and there has been insufficient exploration drilling to define a mineral resource that may be categorized as an indicated, measured, or inferred resource.  It is uncertain if further exploration will result in the target being delineated as a mineral resource as defined in NI 43-101.

Paul Dircksen, Timberline’s Executive Chairman, is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved the technical contents of this release. He has verified the drill results and other data disclosed in this news release, including sampling, analytical and test data.  Field work has been conducted under his supervision.  The Timberline sampling and analysis program included an industry standard QA/QC program, including the insertion of certified standards and blank material into the assay stream.  After logging and cutting or dividing the sample intervals in half, the samples were picked up by Inspectorate America Corporation and taken to their ISO-9001 certified assay lab in Sparks, Nevada for analysis.  The samples were analyzed for gold using a standard 30g fire assay with an AA finish.  Samples returning a gold value in excess of 3 ppm were re-analyzed using a 30g fire assay with a gravimetric finish.  ALS Chemex, an ISO-9001 certified assay lab, provides check assays for mineralized intervals with gold assays above 100 ppb gold.

Notes:

(1)

Measured & Indicated: 13,640,000 tons (12,374,000 tonnes) grading 0.021 opt (0.73 g/t) gold

Inferred:  16,420,000 tons (14,896,000 tonnes) grading 0.012 opt (0.42 g/t) gold

The effective date of the Lookout Mountain gold resources is February 15, 2011.

2 | TIMBERLINE RESOURCES

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  The Company is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline also features a 50-percent carried-to-production interest at its Butte Highlands Joint Venture where gold production is targeted to commence later this year.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE Amex where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Cautionary note to U.S. investors concerning estimates of measured and indicated resources: This press release uses the terms "measured resources", "indicated resources" and "measured & indicated resources." We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under United States Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The term "contained gold ounces" used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

Cautionary note to U.S. investors concerning estimates of inferred resources: This press uses the term "inferred resources". We advise U.S. investors that while this term is defined in and required by Canadian regulations, this term is not a defined term under SEC Industry Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The term "contained gold ounces" used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing or results of the Company’s drill programs at Butte Highlands and South Eureka, the timing of assay results from such drilling programs being released, the district-scale potential of the South Eureka project, the expansion of the mineralization at the South Eureka project, the timing of a production decision at the South Eureka project, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2011.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO

Phone: 208.664.4859

3 | TIMBERLINE RESOURCES